UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2018

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Drew Avenue, Davis, CA	95618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer 2017 Bonuses

On March 20, 2018, the board of directors (the “Board”) of Marrone Bio Innovations, Inc. (the “Company”) approved of bonus awards for each of the Company’s named executive officers for performance during the fiscal year ended December 31, 2017 based on the recommendation it received from the Compensation Committee of the Board (the “Committee”) to approve such bonus awards. The bonus awards granted to each of Pamela G. Marrone, Ph.D., Chief Executive Officer, James B. Boyd, President and Chief Financial Officer, and Linda V. Moore, Executive Vice President, General Counsel and Secretary, have an aggregate value of $43,310, $36,573 and $26,949 respectively.

Each officer was permitted to elect to take up to all of her or his respective bonus award in the form of fully vested restricted stock units (“RSUs”) in lieu of cash, at a rate equal to $1.064 per share subject to the respective RSUs (such rate representing the average of the closing price of the Company’s common stock as quoted on the Nasdaq Capital Market for the final ten trading days of the fiscal year ended December 31, 2017). Dr. Marrone has elected to receive all of her award in the form of RSUs, for a total of 40,704 RSUs, Mr. Boyd has elected to receive all of his award in the form of RSUs, for a total of 34,373 RSUs, and Ms. Moore has elected to receive $5,949 of her award in the form of RSUs, for a total of 5,591 RSUs.

The awards were recommended by the Committee under a bonus plan that provided for a target bonus award of 45%, 40% and 35% of base salary for Dr. Marrone, Mr. Boyd and Ms. Moore, respectively, with 70% of the target award based upon the achievement of Company-wide goals and 30% of the target award based upon the achievement of individual goals. The progress of the goals was tracked by the Committee, and the determination of goal achievement (full or partial) was made by the Committee and approved by the Board. Based upon such determinations, Dr. Marrone, Mr. Boyd and Ms. Moore were each awarded 32% of his or her total eligible bonus.

All other compensation for the named executive officers for the fiscal year ended December 31, 2017 will be reported by the Company in the Summary Compensation Table in the Company’s proxy statement for the Annual Meeting (“Proxy Statement”), to be filed with the Securities and Exchange Commission (“SEC”) no later than 120 days after December 31, 2017.

Director Compensation

On March 20, 2018, based on the recommendation it received from the Committee, the Board approved of certain changes to the Company’s compensation policy applicable to non-employee directors. These changes include increasing the value of the Company’s initial equity grants to directors, as well as replacing all cash components of director compensation with equity compensation, while increasing the value of such equity compensation in lieu of cash by approximately 20% (determined based on the average of the closing price of the Company’s common stock as quoted on the Nasdaq Capital Market for the final ten trading days of the fiscal year ended December 31, 2017). The revised policy will be applied retroactively for the Company’s first quarter of 2018 with respect to payment of quarterly retainers in the form of RSUs in lieu of cash retainers under the Company’s prior director compensation policy. Further discussion of director compensation will be reported by the Company in the Director Compensation section of the Company’s Proxy Statement.

Item 8.01 Other Events.

On March 20, 2018, the Board scheduled the Company’s 2018 Annual Meeting of Shareholders (the “Annual Meeting”) for Wednesday, May 30, 2018. The time and location of the Annual Meeting will be as set forth in the Company’s Proxy Statement.

Pursuant to the Company’s Third Amended and Restated Bylaws (the “Bylaws”), if a stockholder of the Company intends a proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting, stockholder proposals must be delivered to the principal executive offices of the Company, at 1540 Drew Ave., Davis, California 95618, Attention: Corporate Secretary, not later than April 15, 2018. Additionally, notice of any stockholder proposal (including a proposal to nominate a candidate for director) that is not submitted for inclusion in the proxy statement for the Annual Meeting must be delivered to or mailed and received at the principal executive offices of the Company not later than April 15, 2018. Any stockholder proposal or director nomination must also comply with the requirements of Delaware law, the rules and regulations promulgated by the SEC and the Company’s Bylaws, as applicable. Any notice received after April 15, 2018 will be considered untimely and not properly brought before the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: March 26, 2018	By:	/s/ Linda V. Moore
Linda V. Moore
Executive Vice President, General Counsel and Secretary